------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
------                                            OMB Number:          3235-0287
FORM 4                                            Expires:      January 31, 2005
------                                            Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940
[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
================================================================================
1. Name and Address of Reporting Person*

   Freeze                            Thomas                            W
--------------------------------------------------------------------------------
   (Last)                            (First)                       (Middle)

   3500 South La Cometa Drive
--------------------------------------------------------------------------------
                                     (Street)

   Goodyear                             AZ                         85338
--------------------------------------------------------------------------------
   (City)                            (State)                        (Zip)
================================================================================
2. Issuer Name AND Ticker or Trading Symbol

   Poore Brothers, Inc.  (SNAK)
================================================================================
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


================================================================================
4. Statement for Month/Day/Year

   12/16/02
================================================================================
5. If Amendment, Date of Original (Month/Day/Year)


================================================================================
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)
   [x] Director                          [ ] 10% Owner
   [x] Officer (give title below)        [ ] Other (specify below)

   Senior Vice President, Chief Financial Officer, Secretary, Treasurer
   ------------------------------------
================================================================================
7. Individual or Joint/Group Filing (Check applicable line)
   [x] Form filed by One Reporting Person
   [ ] Form filed by More Than one Reporting Person
================================================================================

           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned

==========================================================================================================================
                             |             |            |             |                  | 5.       |          |
                             |             |            |             |                  | Amount   |          |
                             |             |            |             |                  | of       |          |
                             |             |            |             |                  | Secur-   |          |
                             |             |            |             |   4.             | ities    |          | 7.
                             |             |            |             |   Securities     | Bene-    | 6.       | Nature
                             |             |            |             |   Acquired (A)   | ficially | Owner-   | of
                             |             |            |             |   or Disposed    | Owned    | ship     | Indirect
                             |             | 2A.        | 3.          |   of (D) (Instr. | Following| Form:    | Bene-
                             |             | Deemed     | Transaction |   3, 4 and 5)    | Reported | Direct   | ficial
                             | 2.          | Execution  | Code        | ---------------- | Trans-   | (D) or   | Owner-
1.                           | Transaction | Date, if   | (Instr. 8)  |       |(A)|      | action(s)| Indirect | ship
Title of Security            | Date (Month/| any (Month/| ----------- | Amount|or |Price | (Instr.  | (I)      | (Instr.
(Instr. 3)                   | Day/Year)   | Day/Year)  | Code  |  V  |       |(D)|      | 3 and 4) | (Instr.4)|  4)
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
Common Stock                    12/16/02                    M            27,000 (A)
                                                                         $1.015625/share    534,000(1)     D
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

==========================================================================================================================

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

=========================================================================================================================
             |       |        |        |       |5.       |                 |             |       |9.      |10.   |
             |       |        |        |       |Number   |                 |             |       |Number  |Owner-|
             |       |        |        |       |of       |                 |7.           |       |of      |ship  |
             |2.     |        |        |       |Deriv-   |                 |Title and    |       |Deriv-  |of    |
             |Conver-|        |        |       |ative    |                 |Amount of    |       |ative   |Deriv-|11.
             |sion   |        |        |       |Secur-   |                 |Underlying   |       |Secur-  |ative |Nature
             |of     |        |3A.     |       |ities    |6.               |Securities   |8.     |ities   |Secur-|of
             |Exer-  |        |Deemed  |4.     |Acquired |Date             |(Instr. 3    |Price  |Bene-   |ity:  |In-
             |cise   |3.      |Execu-  |Trans- |(A) or   |Exercisable and  |and 4)       |of     |ficially|Direct|direct
             |Price  |Trans-  |tion    |action |Disposed |Expiration Date  |-------------|Deriv- |Owned   |(D) or|Bene-
1.           |of     |action  |Date,   |Code   |of(D)    |(Month/Day/Year) |      |Amount|ative  |at End  |In-   |ficial
Title of     |Deriv- |Date    |if any  |(Instr.|(Instr.3,|-----------------|      |or    |Secur- |of      |direct|Owner-
Derivative   |ative  |(Month/ |(Month/ |8)     |4 and 5) |Date    | Expira-|      |Number|ity    |Month   |(I)   |ship
Security     |Secur- |Day/    |Day/    |------ |-------- |Exer-   | tion   |      |of    |(Instr.|(Instr. |(Instr|(Instr.
(Instr. 3)   |ity    |Year)   |Year)   |Code|V |(A) | (D)|cisable | Date   |Title |Shares|5)     |4)      |4)    |4)
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                 Common
Option (right $1.015625 12/16/02          M     27,000(D)  (2)      1/28/03  Stock  27,000        505,000(3)  D
to buy)

-------------------------------------------------------------------------------------------------------------------------

=========================================================================================================================

Explanation of Responses:

(1) Includes 505,000 shares of common stock issuable upon the exercise of stock options granted to the Reporting Person (including options not exercisable within 60 days).
(2) The option vested in three installments as follows: 23,333 shares on each of January 28, 1999 and 2000 and 23,334 shares on January 28, 2001.
(3)  Includes options not exercisable within 60 days.

  /s/ Thomas W. Freeze                         12/16/02
-------------------------------               ------------
**Signature of Reporting Person                   Date

*      If the form is filed by more than one reporting person, see
       Instruction 4(b)(v).
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.